Exhibit 99.1

Heartland Media Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing March 14, 2022

ATLANTA, Mar. 7, 2022 (GLOBE NEWSWIRE) – Heartland Media Acquisition Corp. (NYSE: HMA.U) (the “Company”) today announced that, commencing March 14, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange under the symbols “HMA” and “HMA.WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “HMA.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Heartland Media Acquisition Corp.

Heartland Media Acquisition Corp. is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses in the media, entertainment and sports sectors.

Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements,” including with respect to our search for an initial business combination and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this press release. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Robert S. Prather, Jr.
Heartland Media Acquisition Corp.
(470) 355-1944
info@heartlandmediaacquisition.com